Siller Wilk LLP
Attorneys at Law
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New York, NY 10017-5704

(212) 421-2233

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European Office:
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Telephone: +41.22.328.0223

  October 24, 2005

Lev Pharmaceuticals, Inc.
122 East 42nd Street
Suite 2606
New York, NY 10168

Ladies and Gentlemen:

We have acted as special counsel to Lev Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 71,636,718 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), consisting of 68,321,946 shares (the “Shares”) of Common Stock and 3,314,772 shares of Common Stock issuable upon the exercise of certain warrants (the “Warrants”) to purchase shares of Common Stock (the shares of Common Stock issuable upon the exercise of the Warrants being referred to herein as the “Warrant Shares”), pursuant to a Registration Statement on Form SB-2, SEC File No. 333-126887 (as amended from time to time, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2005. The Shares and the Warrant Shares may be offered and sold from time to time by the selling stockholders identified in the Registration Statement.

As such counsel, we have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, as amended to date, and the records of certain corporate proceedings of the Company with respect to the authorization and issuance of the Shares and the Warrant Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, its predecessor and its subsidiary, certificates of public officials, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers, counsel and other representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Lev Pharmaceuticals, Inc.
October 24, 2005

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Warrant Shares have been duly authorized and, when issued upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is given as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

SILLER WILK LLP

By:	/s/ Brian H. Jaffe
Brian H. Jaffe, Partner